Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193221) of PowerShares DB Base Metals Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Oil Fund, and PowerShares DB Energy Fund, each a series of PowerShares DB Multi-Sector Commodity Trust, of our report dated February 24, 2014 relating to the financial statements of DB Commodity Services LLC which appears in the current report on Form 8-K dated March 13, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 13, 2014